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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Humboldt Bancorp and Subsidiaries:


We consent to the use of our report dated January 24, 2003, except for note 25, which is as of March 13, 2003 with respect to the consolidated balance sheets of Humboldt Bancorp and Subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the two years then ended, incorporated herein by reference and to the reference to our firm under the caption "Experts" in the Proxy Statement/Prospectus.

/s/ KPMG LLP

Sacramento, California
September 22, 2003